CERTIFICATE OF ELIMINATION

OF

KNIGHT FULLER, INC.

Knight Fuller, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors, by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth the proposed elimination of the Series A Preferred Stock as set forth herein:

RESOLVED, that no shares of the Series A Preferred Stock of the Corporation are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Corporation’s Certificate of Incorporation all reference to the Series A Preferred Stock.

SECOND: That the Certificate of Designations with respect to the above Series A Preferred Stock, as amended, was filed in the office of the Secretary of State of Delaware on August 4, 2005. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation’s Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Preferred Stock.

IN WITNESS WHEREOF, said Knight Fuller, Inc. has caused this certificate to be signed by Stephen Hallock, its Secretary/Chief Financial Officer, this 16th day of August, 2005.

KNIGHT FULLER, INC.

By:	/s/ Stephen Hallock
Stephen Hallock, Secretary/CFO